EXHIBIT 99.1

NEWS RELEASE

Contact: Ms. Bobbi J. Roberts Vice President, Investor Relations 804.967.7879 Ms. Meagan L. Green Investor Relations Analyst 804.935.5281 InvestorRelations@saxonmtg.com

For Immediate Release

Saxon Capital, Inc. Announces Dividend Schedule Update

GLEN ALLEN, VA. (September 25, 2006) - Saxon Capital, Inc. (“Saxon” or the “Company”) (NYSE: SAX), a residential mortgage lending and servicing real estate investment trust (REIT), today announced that the Company has made a change to its dividend declaration schedule for the third quarter of 2006 from the Company’s past practice. Historically, the Company has declared its regular quarterly dividends during the final month of each calendar quarter. In light of the pending acquisition of the Company by Morgan Stanley Mortgage Capital Inc., the Company will not make a dividend declaration during the month of September 2006, but rather will declare a dividend sometime in the fourth quarter of 2006 for the period from July 1, 2006 through the earlier of the effective time of the merger or December 31, 2006.

As was announced on August 9, 2006, the Company has entered into a merger agreement with Morgan Stanley Mortgage Capital Inc. and Angle Merger Subsidiary Corporation, a wholly-owned subsidiary of Morgan Stanley Mortgage Capital Inc. providing for the acquisition of the Company by Morgan Stanley Mortgage Capital Inc. It is anticipated that the merger will become effective in the fourth quarter of 2006. Under the merger agreement, the Company may declare one or more dividends to its shareholders prior to the effective time of the merger in an aggregate amount up to 95% of its estimated “real estate investment trust taxable income” (as such term is defined in the Internal Revenue Code), or REIT taxable income, for the period beginning on July 1, 2006 and ending on the earlier of the effective time of the merger or December 31, 2006 (determined without regard to certain compensation-related tax deductions that may arise as a result of the merger). The merger agreement also provides that dividends must be paid by the Company prior to the effective time of the merger. Accordingly, the Company expects to declare and pay during the fourth quarter of 2006 one dividend equal to 95% of its estimated REIT taxable income for the period from July 1, 2006 through the earlier of the effective time of the merger or December 31, 2006.

About Saxon
Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages and elects to be treated as a REIT for federal tax purposes. The Company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s mortgage loan production subsidiary, Saxon Mortgage, Inc., originates and purchases mortgage loans through indirect and direct lending channels using a network of brokers, correspondents, and its retail lending centers. As of June 30, 2006, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of approximately $26.4 billion. For more information, visit www.saxonmortgage.com.

Information Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements about the expected effects, timing and completion of the proposed transaction and all other statements in this release, other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from what is expected. While we believe that our assumptions and expectations are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect actual results. In particular, we may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of our shareholders, regulatory approvals or to satisfy other customary closing conditions. The factors described in this paragraph and other factors that may affect our business or future financial results generally are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2005, a copy of which may be obtained from us without charge. You should not place undue reliance on our forward-looking statements, which speak only as of the date of this press release. Unless legally required, we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or otherwise.